GREENLIGHT RE ANNOUNCES
FOURTH QUARTER AND YEAR END 2009 FINANCIAL RESULTS

GRAND CAYMAN, Cayman Islands (February 24, 2010) - Greenlight Capital Re, Ltd. (NASDAQ: GLRE) today announced financial results for the fourth quarter and year ended December 31, 2009.  Greenlight Re reported net income of $57.3 million for the fourth quarter of 2009 compared to a net loss of $31.3 million for the same period in 2008.  The net income per share was $1.55, on a fully diluted basis, for the fourth quarter of 2009, compared to a net loss per share of $0.87 for the same period in 2008.

Fully diluted book value per share was $19.76 as of December 31, 2009, a 45.8% increase from $13.55 per share as of December 31, 2008.  The fully diluted adjusted book value per share as of December 31, 2009 was $18.95, a 41.5% increase from $13.39 per share as of December 31, 2008.

For the year ended December 31, 2009, net income was $209.5 million compared to a net loss of $120.9 million for the year ended December 31, 2008.  The net income per share for the year was $5.71, on a fully diluted basis, compared to a net loss per share of $3.36 for the same period in 2008.

“In 2009 we demonstrated the strength of our business model on both sides of the balance sheet; both our underwriting and investment portfolios performed well,” said David Einhorn, Chairman of the Board of Directors of Greenlight Re.  “While the reinsurance market remained soft, we continued to find select, attractive underwriting opportunities that generated solid profits and contributed additional assets for our investment strategy.”

Other financial and operating highlights for Greenlight Re in the fourth quarter and year ended December 31, 2009 include:

•
Gross written premiums in the fourth quarter were $50.9 million compared to $28.6 million in the fourth quarter of 2008, while net earned premiums were $62.5 million, an increase from $34.2 million reported in the fourth quarter of last year.  For the full year 2009, gross written premiums were $258.8 million compared to $162.4 million in 2008, while net earned premiums were $214.7 million compared to $114.9 million in 2008.

•	The combined ratio for 2009 was 96.5%, flat compared to 2008.

•
Net investment income reported in the fourth quarter was $51.2 million, a gain of 6.4% on the investment portfolio, compared to a net investment loss of $33.3 million or 5.3% in the fourth quarter of 2008.  For the full year 2009, net investment income was $199.9 million, a 32.1% gain, compared to a net investment loss of $126.1 million or a 17.6% loss in 2008.

“In 2009, we continued to add to our talented team of underwriting professionals, and further expanded our frequency-oriented portfolio,” said Len Goldberg, Chief Executive Officer of Greenlight Re.  “We continued our development of a differentiated underwriting portfolio with clients with expertise in their respective markets.  Our approach to reinsurance has allowed us to develop deep relationships with our clients and a portfolio of risks that should hold up well in current market conditions.”

Starting with this reporting period, Greenlight Re has opted to report fully diluted adjusted book value per share, which is a non-GAAP measure.  The fully diluted adjusted book value per share excludes the non-controlling interest reported in shareholders’ equity resulting from the joint venture advisory agreement between Greenlight Re and DME Advisors, LP.  Greenlight Re believes that this adjusted book value is a more accurate and consistent presentation of financial performance.

Conference Call Details

Greenlight Re will hold a live conference call to discuss its financial results for the fourth quarter and year ended December 31, 2009 on Thursday, February 25, 2010 at 9:00 a.m. Eastern time.  The conference call title is Greenlight Capital Re, Ltd. Fourth Quarter and Year End 2009 Earnings Call.

To participate, please dial in to the conference call at:

U.S. toll free                                            1-800-860-2442
International                                           1-412-858-4600

The conference call can also be accessed via webcast at:

http://www.talkpoint.com/viewer/starthere.asp?Pres=129369

A telephone replay of the call will be available from 11:00 a.m. Eastern time on February 25, 2010 until 9:00 a.m. Eastern time on March 12, 2010.  The replay of the call may be accessed by dialing 1-877-344-7529 (U.S. toll free) or 1-412-317-0088 (international), access code 437112. An audio file of the call will also be available on the Company’s website, www.greenlightre.ky.

###

Regulation G
Fully diluted adjusted book value per share is a non-GAAP measure and represents basic adjusted book value per share combined with the impact from dilution of share based compensation including in-the-money stock options as of any period end.  Book value is adjusted by subtracting the amount of the non-controlling interest in joint venture from total shareholders’ equity to calculate adjusted book value.  We believe that long term growth in fully diluted adjusted book value per share is the most relevant measure of our financial performance.  In addition, fully diluted adjusted book value per share may be of benefit to our investors, shareholders and other interested parties to form a basis of comparison with other companies within the reinsurance industry.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our annual report on Form 10-K filed with the Securities Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Greenlight Capital Re, Ltd.
Greenlight Re (www.greenlightre.ky) is an AM Best "A-" (Excellent) rated specialist property and casualty reinsurance company based in the Cayman Islands.  The Company provides a variety of custom-tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces.  Established in 2004, Greenlight Re selectively offers customized reinsurance solutions in markets where capacity and alternatives are limited.  With a focus on deriving superior returns from both sides of the balance sheet, Greenlight Re's assets are managed according to a value-oriented equity-focused strategy that complements the Company's business goal of long-term growth in book value per share.

Contact:
Alex Stanton
Stanton Public Relations & Marketing
(212) 780-0701
astanton@stantonprm.com

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED BALANCE SHEETS

December 31, 2009 and 2008
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2009	2008
Assets
Investments
Debt instruments, trading, at fair value	$95,838	$70,214
Equity securities, trading, at fair value	593,201	409,329
Other investments, at fair value	141,561	14,423
Total investments	830,600	493,966
Cash and cash equivalents	31,717	94,144
Restricted cash and cash equivalents	590,871	248,330
Financial contracts receivable, at fair value	30,117	21,419
Reinsurance balances receivable	72,584	59,573
Loss and loss adjustment expense recoverables	7,270	11,662
Deferred acquisition costs, net	34,401	17,629
Unearned premiums ceded	6,478	7,367
Notes receivable	15,424	1,769
Other assets	4,754	2,146
Total assets	$1,624,216	$958,005
Liabilities and shareholders’ equity
Liabilities
Securities sold, not yet purchased, at fair value	$570,875	$234,301
Financial contracts payable, at fair value	16,200	17,140
Loss and loss adjustment expense reserves	137,360	81,425
Unearned premium reserves	118,899	88,926
Reinsurance balances payable	32,013	34,963
Funds withheld	6,835	3,581
Other liabilities	12,796	6,229
Total liabilities	894,978	466,565
Shareholders’ equity
Preferred share capital (par value $0.10; authorized, 50,000,000; none issued)	—	—
Ordinary share capital (Class A: par value $0.10; authorized, 100,000,000; issued and outstanding, 30,063,893 (2008: 29,781,736): Class B: par value $0.10; authorized, 25,000,000; issued and outstanding, 6,254,949 (2008: 6,254,949))	3,632	3,604
Additional paid-in capital	481,449	477,571
Non-controlling interest in joint venture	30,597	6,058
Retained earnings	213,560	4,207
Total shareholders’ equity	729,238	491,440
Total liabilities and shareholders’ equity	$1,624,216	$958,005

GREENLIGHT CAPITAL RE, LTD.
CONSOLIDATED STATEMENTS OF INCOME

Years ended December 31, 2009, 2008 and 2007
(expressed in thousands of U.S. dollars, except per share and share amounts)

	2009	2008	2007
Revenues
Gross premiums written	$258,818	$162,395	$127,131
Gross premiums ceded	(13,276)	(16,396)	(26,150)
Net premiums written	245,542	145,999	100,981
Change in net unearned premium reserves	(30,862)	(31,050)	(2,934)
Net premiums earned	214,680	114,949	98,047
Net investment income (loss)	199,861	(126,126)	27,642
Other income, net	4,538	—	—
Total revenues	419,079	(11,177)	125,689
Expenses
Loss and loss adjustment expenses incurred, net	119,045	55,485	39,507
Acquisition costs, net	69,232	41,649	38,939
General and administrative expenses	18,994	13,756	11,918
Total expenses	207,271	110,890	90,364
Net income (loss) before non-controlling interest and income tax benefit	211,808	(122,067)	35,325
Non-controlling interest in (income) loss of joint venture	(2,312)	1,163	—
Net income (loss) before income tax benefit	209,496	(120,904)	35,325
Income tax benefit	49	—	—
Net income (loss)	$209,545	$(120,904)	$35,325
Earnings (loss) per share
Basic	$5.78	$(3.36)	$1.16
Diluted	5.71	(3.36)	1.14
Weighted average number of ordinary shares used in the determination of
Basic	36,230,501	35,970,479	30,405,007
Diluted	36,723,552	35,970,479	30,866,016

    The following table provides the ratios for the years ended December 31, 2009, 2008 and 2007:

	2009			2008			2007
	Frequency	Severity	Total	Frequency	Severity	Total	Frequency	Severity	Total
Loss ratio	56.6%	51.2%	55.4%	44.4%	57.7%	48.3%	47.9%	19.9%	40.3%
Acquisition cost ratio	38.6%	8.3%	32.3%	46.8%	10.8%	36.2%	46.3%	21.8%	39.7%
Composite ratio	95.2%	59.5%	87.7%	91.2%	68.5%	84.5%	94.2%	41.7%	80.0%
Internal expense ratio			8.8%			12.0%			12.2%
Combined ratio			96.5%			96.5%			92.2%